Exhibit 99.1
Insperity Appoints Independent Director to Board
HOUSTON - December 16, 2020 - Insperity, Inc (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that its board of directors has appointed Dr. Eli Jones as an independent director.
“We are very pleased to welcome Eli back to the board,” said Paul J. Sarvadi, chairman and chief executive officer. “Eli is a thought leader in sales and marketing, which are two areas critical to our business. Eli’s perspectives and insights will greatly benefit our board, including as we look to further refine our sales and marketing methods in response to the lessons learned from the challenges posed by the current pandemic.”
Dr. Jones has been appointed as a Class III director with a term expiring at our annual meeting of the stockholders in 2022.
Since July 2015, Dr. Jones has served as the Dean of the Mays Business School at Texas A&M University. He has also served on the board of trustees of the Invesco family of funds since 2016. Dr. Jones was also a director of Insperity from 2004 through June 2016. Prior to his current position at the Mays Business School, from 2012, he was the Dean of the Sam M. Walton College of Business at the University of Arkansas and holder of the Sam M. Walton Leadership Chair in Business. Prior to joining the faculty at the University of Arkansas, he was Dean of the E. J. Ourso College of Business and Ourso Distinguished Professor of Business at Louisiana State University (“LSU”) from 2008 to 2012; Professor of Marketing and Associate Dean at the C.T. Bauer College of Business at the University of Houston from 2007 to 2008; an Associate Professor of Marketing from 2002 to 2007; and an assistant professor from 1997 until 2002. He taught at Texas A&M University for several years before joining the faculty of the University of Houston. Dr. Jones served as the executive director of the Program for Excellence in Selling and the founding director of the Sales Excellence Institute at the University of Houston from 1997 to 2007. Before becoming a professor, he worked in sales and sales management for three Fortune 100 companies: Quaker Oats, Nabisco and Frito-Lay. He received his Bachelor of Science degree in Journalism in 1982, his MBA in 1986, and his Ph.D. in 1997, all from Texas A&M University.
About Insperity
Insperity®, a trusted advisor to America’s best businesses for more than 34 years, provides an array of human resources and business solutions designed to help improve business performance. Offering the most comprehensive suite of products and services available in the marketplace, Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Traditional Payroll and Human Capital Management, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Retirement Services and Insurance Services. With 2019 revenues of $4.3 billion, Insperity supports more than 100,000 businesses with over 2 million employees nationwide. For more information, visit http://www.insperity.com.